                     AMENDED AND RESTATED RIGHTS AGREEMENT

                                AMENDMENT NO. 2


            THIS AMENDMENT NO. 2, dated as of February 8, 1996 (the "Amendment"), to the Rights Agreement, dated as of February 4, 1988, amended and restated as of December 14, 1990, amended as of December 1, 1994 (the "Rights Agreement"), between Chrysler Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (formerly known as Morgan Shareholder Services Trust Company), a New York corporation (the "Rights Agent"),

                             W I T N E S S E T H :

            WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and
            WHEREAS, on February 8, 1996, the Board of Directors of the Company, in accordance with Section 26 of the Rights Agreement, has determined it desirable and in the best interests of the Company and its stockholders to supplement and amend certain provisions of the Rights Agreement;
            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

            Section 1. Amendments to Section 1. (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended to read in its entirety as follows:

             "(a)    `Acquiring Person' shall mean any Person who or which,
    together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, other than pursuant to a Qualifying Offer; but shall not include any employee benefit plan of the Company or any Subsidiary of the Company or any Person organized, appointed or established by the Company or such Subsidiary for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing:

                     (i) no Person shall become an `Acquiring Person' as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company by reason of share purchases by the Company and shall, after such share purchases by the Company, at a time when such Person Beneficially Owns 15% or more of the Common Stock, become the Beneficial Owner of any additional shares of Common Stock of the Company (other than from the Company pursuant to a stock dividend or stock split), then such Person shall be deemed to be an `Acquiring Person';

                     (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an `Acquiring Person' has become such inadvertently (including, without limitation, because (A) such Person was unaware that he or it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an `Acquiring Person' or (B) such Person was aware of the extent of his or its

             Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person as promptly as practicable has divested or divests himself or itself of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an `Acquiring Person', then such Person shall not be deemed to be or to have become an `Acquiring Person' for any purposes of this Agreement; and

                     (iii) no Person shall become an `Acquiring Person' by virtue of ownership of Common Stock of the Company by any Affiliate and/or Associate of such Person, which Affiliate and/or Associate is deemed to be an Affiliate and/or Associate of such Person solely by reason of such Affiliate and/or Associate being a director or officer of the Company."

    (b) The following new definition of "Qualifying Offer" shall be inserted immediately following the definition of "Purchase Price", and definitions appearing following the definition of "Qualifying Offer" shall be appropriately relettered:

             "(bb) `Qualifying Offer' shall mean a tender offer for all outstanding shares of each class or series of Voting Stock held by any Person other than the offeror and its Affiliates for cash, with all shares of any particular class or series of Voting Stock to be acquired at the same price, which offer meets all of the following requirements:

                     (i) on or prior to the date such offer is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, such Person has obtained, and has provided to the Company, firm written commitments from responsible financial institutions, which have been accepted by such Person (or one of its Affiliates), to provide, subject only to customary terms and conditions, funds for such offer which, when added to the amount of cash and cash equivalents which such Person then has available and has irrevocably committed in writing to the Company to utilize for purposes of such offer, will be sufficient to pay for all shares of Common Stock outstanding on a fully diluted basis pursuant to the offer and the second-step transaction required by clause (v) below and all related expenses, together with copies of all written materials prepared by such person for such financial institutions in connection with obtaining such financial commitments;


                     (ii) such offer is conditioned such that it cannot be consummated unless after the consummation of such offer, such Person, alone or together with any of its Affiliates and Associates, owns shares of Common Stock representing a majority of the then outstanding shares of Common Stock;

                     (iii) such offer remains open for at least 60 Business Days; provided, however, that (A) if there is any increase in the price of such offer, such offer must remain open for at least an additional 20 Business Days after the last such increase, (B) such offer must remain open for at least 20 Business Days after the date that any bona fide alternative offer is made which, in the opinion of one or more investment banking firms designated by the Company, provides for consideration per share in excess of that provided for in the Qualifying Offer, and (C) such offer must remain open for at least 20 Business Days after the date on which such Person reduces the per share price offered as described in clause (v)(B) below; provided further, however, that such offer need not remain open, as a result of this clause (iii), beyond (y) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under this clause (iii), or (z) the scheduled expiration date of any other tender or exchange offer for shares of Common Stock with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of shares of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any shares of Common Stock having been purchased thereunder);

                     (iv) such offer is accompanied by a written opinion, in customary form, of a nationally recognized investment banking firm, which opinion is addressed to the Board of Directors of the Company and to the holders of shares of Voting Stock other than such Person and states that the price to be paid to holders (other than the offeror and its Affiliates) of each individual class or series of Voting Stock pursuant to the offer is fair from a financial point of view to such holders; and such offer includes as an exhibit any written presentation of such firm showing the analysis and range of values underlying such conclusions; and

                     (v) prior to or on the date that such offer is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, such Person makes an irrevocable written commitment to the Company (A) to consummate a transaction or transactions promptly upon the completion of such offer, whereby all shares of Common Stock not purchased in such offer will be acquired at the same price per share paid in such offer, subject only to the condition that the Board of Directors shall have granted any approvals required to enable such person to consummate such transaction or transactions following consummation of such offer without obtaining the vote of any other stockholder, (B) that such Person will not make any amendment to the original offer which reduces the per share price offered (other than a reduction to reflect any dividend declared by the Company (other than a regular quarterly dividend) after the commencement of such offer or any material change in the capital structure of the Company initiated by the Company after the commencement of such offer, whether by way of recapitalization, reorganization, repurchase or otherwise), changes the form of consideration offered, or reduces the number of shares being sought or which is in any other respect materially adverse to the Company's stockholders, and (C) that neither such Person nor any of its Affiliates or Associates will make any offer for any equity securities of the Company for a period of six months after the termination of the original offer (including any amendment thereof) if such original offer does not result in the tender of the number of shares of Common Stock required to be purchased pursuant to clause (ii) above, unless another tender offer by another party for all outstanding shares of Common Stock is commenced that (y) constitutes a Qualifying Offer or (z) is approved by the Board of Directors of the Company (in which event, any new offer by such Person or of any of its Affiliates or Associates must be at a price no less than that provided for in such approved offer)."

        (c) The following new definition of "Voting Stock" shall be inserted immediately following the definition of "Trading Day":

             "(pp) `Voting Stock' shall mean (i) the shares of Common Stock of the Company and (ii) any other shares of capital stock of the Company entitled to vote generally in the election of directors or entitled to vote together with the shares of Common Stock in respect of any merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, dissolution or winding up."

             Section 2.  Amendments to Section 3.  (a)  The first sentence of section 3(a) of the Rights Agreement is amended by adding the phrase "and other than a Qualifying Offer" immediately following the phrase "any such employee benefit plan".

             (b) The second sentence of section 3(b) of the Rights Agreement is amended by deleting the date "December 1, 1994" and inserting in lieu thereof the date "February 8, 1996".

             (c) The legend set forth in section 3(c) of the Rights Agreement is amended by adding the phrase "and as of

February 8, 1996" immediately afterthe phrase "and further amended as of December 1, 1994".

             Section 3. Amendment to Section 28. Section 28 is amended by adding "(a)" immediately prior to the first sentence thereof, by adding the phrase "and a determination of whether an offer constitutes a Qualifying Offer" immediately following the phrase "or to amend the Agreement" in clause (ii) thereof, and by adding the following immediately following the last sentence thereof:

             "(b)   Nothing contained in this Agreement shall be deemed to be
    in derogation of the obligation of the Board of Directors of the Company to exercise its fiduciary duty. Without limiting the foregoing, nothing contained in this Agreement shall be construed to suggest or imply that the Board of Directors of the Company shall not be entitled to reject any Qualifying Offer or any other tender offer, or to take any other action (including, without limitation, the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative offers or other proposals) with respect to any Qualifying Offer or any other tender offer that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duty."

             Section 4. Amendment to Right Certificate. The form of Right Certificate set forth in Exhibit B attached to the Rights Agreement is hereby amended to read in its entirety as set forth in Exhibit B attached hereto.

             Section 5. Amendment to Summary of Rights. The form of Summary of Rights set forth in Exhibit C attached to the Rights Agreement is hereby amended to read in its entirety as set forth in Exhibit C attached hereto.

             Section 6. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

             Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

             IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                           CHRYSLER CORPORATION

By:                               By:
   ----------------------            -------------------------
   Title:                            Title:



Attest:                           FIRST CHICAGO TRUST
                                  COMPANY OF NEW YORK



By:                               By:
   ----------------------            -------------------------
   Title:                            Title:

                                                                       EXHIBIT B





                          [Form of Right Certificate]


Certificate No. R-                                                ______ Rights

NOT EXERCISABLE AFTER FEBRUARY 22, 1998 OR EARLIER IF THE BOARD OF DIRECTORS ORDERS THE REDEMPTION OR EXCHANGE OF THE RIGHTS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.05 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. THE RIGHTS SHALL NOT BE EXERCISABLE, AND SHALL BE VOID SO LONG AS HELD, BY A HOLDER IN ANY JURISDICTION WHERE THE REQUISITE QUALIFICATION TO THE ISSUANCE TO SUCH HOLDER, OR THE EXERCISE BY SUCH HOLDER, OF THE RIGHTS IN SUCH JURISDICTION SHALL NOT HAVE BEEN OBTAINED OR BE OBTAINABLE. [THE RIGHTS REPRESENTED BY THIS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF SUCH AGREEMENT.]1

                               Rights Certificate

                              CHRYSLER CORPORATION

             This certifies that __________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of February 4, 1988, amended and restated as of December 14, 1990, and further amended by Amendment No. 1, dated as of December 1, 1994 and by


-------------------
1. The portion of the legend in brackets whall be inserted only if applicable and shall replace the preceding sentence.

Amendment No. 2, dated as of February 8, 1996 (the Rights Agreement as so amended is hereinafter referred to as the "Rights Agreement"), between Chrysler Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (formerly known as Morgan Shareholder Services Trust Company), a New York corporation (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M. (New York City time) on February 22, 1998, at the principal office of the Rights Agent, or its successors as Rights Agent, one one-hundredth of a fully paid nonassessable share of Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Company, at a purchase price of $120 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and the Certificate contained therein duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a share of Preferred Stock which may be purchased upon exercise thereof) set forth above, and the Purchase Price per one one-hundredth of a share of Preferred Stock set forth above, are the number and Purchase Price as of February 22, 1988, based on the shares of Preferred Stock as constituted at such date.

          From and after the first occurrence of a Section 11(a)(ii) Event
(as defined in the Rights Agreement), if the Rights evidenced by this Right Certificate are beneficially owned by (i) an Acquiring Person or an Af filiate or Associate thereof (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person (or of any Associate or Affiliate thereof) who becomes a transferee after such Acquiring Person (or any Associate or Affiliate thereof) becomes such or (iii) under certain circumstances specified in the Rights Agreement, a transferee of such Acquiring Person (or of any Associate or Affiliate thereof) who becomes a transferee prior to or concurrently with such Acquiring Person becoming such, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.

          The Rights evidenced by this Right Certificate shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights in such jurisdiction shall not have been obtained or be obtainable.

          As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a share of Preferred Stock or the number and kind of other securities which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events, including Section 11(a)(ii) Events and
Section 13 Events (as defined in the Rights Agreement).

          This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, as it may be amended from time to time, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above-mentioned office of the Rights Agent and are also available upon written request to the Rights Agent.

          This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-hundredths of a share of Preferred Stock as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

          Subject to the provisions of the Rights Agreement, the Rights evidenced by this Right Certificate may be redeemed by the Company at a redemption price of $.05 per Right at any time prior to the earlier of (i) the Stock Acquisition Time (as defined in the Rights Agreement) and (ii) the close of business on the Expiration Date (as defined in the Rights Agreement). Subject to the provisions of the Rights Agreement, the rights evidenced by this Right Certificate may be exchanged in whole or part for shares of Common Stock or fractional shares of Preferred Stock (or any other substantially similar series of preferred stock of the Company).

          No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

          Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company (following the Stock Acquisition Time, only with the concurrence of a majority of the Continuing Directors) in any respect whatsoever up until the Stock Acquisition Time and thereafter in certain respects which do not adversely affect the interests of holders of Right Certificates (other than an Acquiring Person or the Affiliates or Associates thereof).

          No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

          This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

          WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of __________, 19__.


   ATTEST:                                     CHRYSLER CORPORATION

   _________________________                   By _________________________
          Secretary                               Title:

   Countersigned:
   First Chicago Trust Company
   of New York


   By _______________________
      Authorized Signature

                              CHRYSLER CORPORATION

                         SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED STOCK



           On February 4, 1988, the Board of Directors of Chrysler
Corporation (the "Company") declared a dividend distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"). On September 7, 1989, December 14, 1990, December 1, 1994 and February 8, 1996, the Board of Directors amended the terms of the Rights. The following is a summary of the terms of the Rights, as so amended.

           Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating Cumulative Preferred Stock, par value $1.00 per share, of the Company (the "Preferred Stock") at a price of $120 per one one-hundredth of a share of Preferred Stock, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, amended and restated as of December 14, 1990, as amended by Amendment No. 1, dated as of December 1, 1994 and Amendment No. 2, dated as of February 8, 1996 (the Rights Agreement, as so amended, is hereinafter referred to as the "Rights Agreement"), between the Company and First Chicago Trust Company of New York (formerly known as Morgan Shareholder Services Trust Company), as Rights Agent (the "Rights Agent").

           Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights ("Right Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier to occur of (i) ten days following the time (the "Stock Acquisition Time") of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock of the Company, other than as a result of a Qualifying Offer (as hereinafter defined) and (ii) ten business days (or, if determined by the Board of Directors (with the concurrence of a majority of the Continuing Directors (as hereinafter defined)), a specified or unspecified later date) following the commencement or announcement of an intention to make a tender offer or exchange offer which, if successful, would cause the bidder to own 15% of more of the outstanding Common Stock.

           A "Qualifying Offer" is defined in the Rights Agreement to mean a tender offer for all outstanding shares of each class or series of Voting Stock (as hereinafter defined) held by any person other than the offeror and its affiliates for cash, with all shares of any particular class or series of Voting Stock to be acquired at the same price, which offer meets all of the following requirements: (i) the person or group making the tender offer must, upon or prior to commencing such offer, have provided to the Company firm written commitments from responsible financial institutions, which have been accepted by such person or group, to provide, subject only to customary terms and conditions, funds for such offer which, when added to the amount of cash and cash equivalents which such person or group then has available and has irrevocably committed in writing to the Company to utilize for purposes of such offer, will be sufficient to pay for all shares of Common Stock outstanding on a fully diluted basis pursuant to the offer and the second-step transaction required by clause (v) below and all related expenses, together with copies of all written materials prepared by such person or group for such financial institutions in connection with obtaining such financial commitments; (ii) such offer must be conditioned such that it cannot be consummated unless after the consummation of such offer, such person or group must own shares of Common Stock representing a majority of the then outstanding shares of Common Stock;
(iii) such offer must remain open for at least 60 business days and for at least 20 business days after the last increase or permitted decrease in the price of such offer and after any bona fide higher alternative offer is made (except in certain limited circumstances set forth in the Rights Agreement);
(iv) such offer must be accompanied by a written opinion, in customary form, of a nationally recognized investment banking firm, which opinion is addressed to the Board of Directors of the Company and to the holders of shares of Voting Stock other than such person or group and states that the price to be paid to holders (other than the offeror and its affiliates) of each individual class or series of Voting Stock pursuant to the Qulaifying Offer is fair from a financial point of view to such holders; and such offer includes as an exhibit any written presentation of such firm showing the analysis and range of values underlying such conclusions; and (v) prior to or upon commencement of the offer, such person or group must make an irrevocable written commitment to the Company (A) to consummate a transaction or transactions promptly upon the completion of such offer whereby all shares of Common Stock not purchased in such offer will be acquired at the same price per share paid in such offer, subject only to the condition that the Board of Directors has granted any approvals required to enable such person to consummate such transaction or transactions without obtaining the vote of any other stockholder, (B) that such person or group will not make any amendment to the original offer which reduces the per share price offered (except in certain limited circumstances set forth in the Rights Agreement), changes the form of consideration offered, or reduces the number of shares being sought or which is in any other respect materially adverse to the Company's stockholders, and (C) that such person or group make any offer for any equity securities of the Company for a period of six months after the termination of the original offer (including any amendment thereof) if such original offer does not result in the tender of the number of shares of Common Stock required to be purchased pursuant to clause (ii) above, unless another tender offer by another party for all outstanding shares of Common Stock is commenced that (y) constitutes a Qualifying Offer or (z) is approved by the Board of Directors of the Company (in which event, any new offer by such Person or of any of its Affiliates or Associates must be at a price no less than that provided for in such approved offer).

           The Rights Agreement provides that, until the Distribution Date,
(i) the Rights will be transferred with and only with the Common Stock, (ii) new Common Stock certificates issued after February 22, 1988, upon transfer or new issuance of the Common Stock, will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any of the Common Stock certificates outstanding will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

           The Rights are not exercisable until the Distribution Date. The Rights will expire on February 22,

1998, unless earlier redeemed or exchanged by the Company as described below.

           In the event that, after the Stock Acquisition Time, the Company is acquired in a merger or other business combination transaction (except certain transactions with a person who became an Acquiring Person as a result of a tender offer described in the next succeeding paragraph) or 50% or more of its assets, cash flow or earning power is sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (as defined in the Rights Agreement) of two times the Purchase Price of the Right. In the event that, after the Stock Acquisition Time, the Company were the surviving corporation of a merger and its Common Stock were changed or exchanged, proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the Company having a market value of two times the exercise price of the Right.

             In the event that a person or group becomes an Acquiring Person (except pursuant to a tender offer for all outstanding Common Stock determined to be at a fair price and otherwise in the best interests of the Company and its stockholders by a majority of the Outside Directors), proper provision shall be made so that each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise that number of shares of Common Stock (or, in certain circumstances, cash, a reduction in the Purchase Price, Common Stock, other equity securities of the Company, debt securities of the Company, other property or a combination thereof) having a market value (as defined in the Rights Agreement) of two times the Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or an affiliate, associate or transferee thereof) will be null and void. A person will not be an Acquiring Person if the Board of Directors of the Company determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of shares of Common Stock so that such person or group is no longer an Acquiring Person.

           The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of Preferred Stock or (iii) upon the distribution to holders of Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights and number of shares of Preferred Stock issuable upon the exercise of each Right are also subject to adjustment in the event of a stock split, combination or stock dividend on the Common Stock.

           With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock which may, upon the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

           At any time prior to the earlier of the Stock Acquisition Time and the Expiration Date (as defined in the Rights Agreement), the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.05 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.05 Redemption Price.

             At any time after a person becomes an Acquiring Person and prior to the acquisition by such Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by such Person which have become void), in whole or part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). The Company, at its option, may substitute one one-hundredth of a share of Preferred Stock (or other series of substantially similar preferred stock of the Company) for each share of Common Stock to be exchanged.

           Each share of Preferred Stock purchasable upon exercise of the Rights will have a minimum preferential dividend of $10 per year, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared on the shares of Common Stock. In the event of liquidation, the holders of the shares of Preferred Stock will be entitled to receive a minimum liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have one hundred votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the shares of Preferred Stock as to dividends and liquidation, and in the event of mergers and consolidations, are protected by anti-dilution provisions.

           Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, other than rights resulting from such holder's ownership of shares of Common Stock, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

           Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Stock Acquisition Time. After such time, the provisions of the Rights Agreement may be amended by the Board of Directors (only with the concurrence of a majority of the Continuing Directors) in order to cure any ambiguity, to correct or supplement defective or inconsistent provisions, to shorten or lengthen any time period under the Rights Agreement, to make changes which do not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

           The term "Continuing Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the Stock Acquisition Time, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors then on the Board of Directors, but shall not include an Acquiring Person or an affiliate, associate, representative or nominee of an Acquiring Person.

           The term "Voting Stock" means (i) the shares of Common Stock of the Company and (ii) any other shares of capital stock of the Company entitled to vote generally in the election of directors or entitled to vote together with the shares of Common Stock in respect of any merger, consolidation, sale of all or substantially all of the Company's assets, liquidation, dissolution or winding up.

           A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to an Amendment on Form 8 dated December 14, 1990. A copy of Amendment No. 1 to the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to an Amendment on Form 8 dated December 1, 1994. A copy of Amendment No. 2 to the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Form 8-A/A (Amendment No. 4) dated February 13, 1996. Copies of the Rights Agreement and Amendments No. 1 and 2 are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as it may be amended from time to time, which is hereby incorporated herein by reference.